     As filed with the Securities and Exchange Commission on August 8, 1996

                                                        Registration No.333-7307
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                ---------------

                          AMENDMENT NO. 1 TO FORM S-3
                          ------------------
                             REGISTRATION STATEMENT
                                     Under
                           THE SECURITIES ACT OF 1933
                                ---------------

                             THE YORK WATER COMPANY
             (Exact name of registrant as specified in its charter)

         Pennsylvania                                 23-1242500
(State or other jurisdiction of      (I.R.S. Employer Identification No.)
incorporation or organization)

                             130 East Market Street
                           York, Pennsylvania  17405
                                 (717) 845-3601
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               William T. Morris
                                   President
                             The York Water Company
                             130 East Market Street
                           York, Pennsylvania  17405
                                 (717) 845-3601

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                    Copy to:

                                Michael W. Gang
                          Morgan, Lewis & Bockius LLP
                              One Commerce Square
                               417 Walnut Street
                      Harrisburg, Pennsylvania  17101-1904
                          ----------------------------

       Approximate date of commencement of proposed sale to which this Registration Statement relates: From time to time after this Registration Statement becomes effective.

       If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

       If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

       If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

       If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]




                        --------------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Prospectus                   [LOGO APPEARS HERE]
- ----------

                                 80,000 Shares

                             THE YORK WATER COMPANY

                                  Common Stock

     The York Water Company (the "Company") is offering to the holders of its common stock, par value $10.00 per share (the "Common Stock"), non-transferable subscription rights (the "Subscription Rights") to purchase up to an aggregate of 80,000 shares of Common Stock (the "Shares"). Holders of record of Common Stock of the Company as of the close of business on August 1, 1996 (the "Shareholders") have been granted one Subscription Right for every four (4) shares of Common Stock owned of record as of such date. No fractional shares of Common Stock will be issued upon the exercise of Subscription Rights. Any fractional Share to which subscribing Shareholders would otherwise be entitled will be rounded up or down to the nearest whole Share. Each Subscription Right entitles the holder thereof to purchase one Share at a purchase price of $67.45 per Share, subject to proration in the event Shareholders subscribe for more than 80,000 shares of Common Stock (the "Basic Subscription Right"). See "Plan of Distribution - Basic Subscription Amount." The number of Basic Subscription Rights to which each Shareholder is entitled (the "Basic Subscription Amount") is set forth on the pre-printed label on the subscription form which accompanies this Prospectus (the "Subscription Form").


     Shareholders shall have until 5:00 P.M. Eastern Daylight Savings Time on September 16, 1996 (the "Expiration Date") to exercise their Subscription Rights. As a result, the Company will not issue Shares pursuant to the exercise of Subscription Rights on or prior to September 15, 1996, the anticipated record date for the third quarter Common Stock dividend, and such dividend will not be declared and payable with respect to the Shares issuable pursuant to the exercise of Subscription Rights. If less than all of the Shares have been subscribed for as of the Expiration Date, Shareholders who subscribe for the entire Basic Subscription Amount are eligible to purchase, for $67.45 per Share, the remaining unsubscribed Shares (the "Oversubscription Privilege"). See "Plan of Distribution--Oversubscription Privilege." Shareholders are not obligated to exercise any or all of the Subscription Rights allotted to them hereunder.

     The offering of Shares by the Company is conditioned upon the subscription of a minimum of 40,000 Shares prior to the Expiration Date, unless such condition is waived by the Company. Pending the issuance of Shares, all subscription funds will be held in a separate, interest bearing bank account of the Company. The offering of Shares may be modified or terminated by the Company at any time.

                               __________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION
           PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                               __________________

     THE OFFER WILL EXPIRE AT 5:00 P.M. EASTERN DAYLIGHT SAVINGS TIME ON SEPTEMBER 16, 1996, UNLESS EXTENDED BY THE COMPANY.


============================================================================
                                          Underwriting
                         Price to           Discounts        Proceeds to
                          Public        and Commissions(1)    Company(2)
- ----------------------------------------------------------------------------
Per Share ...........   $    67.45             -0-           $    67.45
- ----------------------------------------------------------------------------
Total Minimum .......   $2,698,000             -0-           $2,698,000
- ----------------------------------------------------------------------------
Total Maximum .......   $5,396,000             -0-           $5,396,000
============================================================================

(1) The offering will be made directly by the Company without the payment of any underwriting discounts, commissions or brokers' fees to any third party.
(2)  Before deducting expenses, estimated at $75,000, payable by the Company.

                 The date of this Prospectus is August 8, 1996

     No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company. Neither the delivery of this Prospectus nor any sale made hereunder shall under any circumstances create an indication that there has been no change in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any state in which such offer or solicitation is not authorized or in which the person making such offer is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549-1004 and at the following Regional Offices of the SEC: Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60621-2511, and New York Regional Office, Seven World Trade Center, New York, NY 10048. Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549-1004. Information, as of particular dates, concerning the directors and officers of the Company, their remuneration and any material interest of such persons in transactions with the Company is disclosed in proxy statements distributed to shareholders of the Company and filed with the SEC.

     The Company has filed with the SEC under the Securities Act of 1933, as amended (the "Securities Act"), a Registration Statement on Form S-3 (including all amendments and exhibits thereto, the "Registration Statement") with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. The Registration Statement, including any amendments and exhibits thereto, is available for inspection and copying as set forth above. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                               TABLE OF CONTENTS

                                                                    Page
                                                                    -----

The Company........................................................    5
Recent Developments................................................    5
Selected Financial Data............................................    6
Use of Proceeds....................................................    6
Plan of Distribution...............................................    7
        The Offering...............................................    7
        Purchase Period............................................    7
        Basic Subscription Amount..................................    7
        Basic Subscription Procedure...............................    8
        Oversubscription Privilege.................................    8
        Exercising the Oversubscription Privilege..................    8
        Exercising Subscription Rights through Brokers and Dealers.    9
        Company's Right to Reject or Waive Defective
          Subscriptions............................................    9
        Non-Transferability of Subscription Rights.................   10
        Minimum Condition of Offering..............................   10
        Withdrawal Rights of Company...............................   10
        Escrow of Subscription Funds...............................   10
        Irrevocability of Subscriptions............................   10
        Issuance of Shares.........................................   10
        Regulatory Obligations.....................................   11
        Federal Income Tax Consequences............................   11
Determination of Offering Price....................................   11
Description of the Company's Common Stock..........................   12
Legal Opinion......................................................   14
Experts............................................................   14
Incorporation of Certain Documents by Reference....................   14
Subscription Form..................................................   16
Instructions to Subscription Form..................................   20
General Instructions...............................................   20
Example of Subscription Form.......................................   22

                                  THE COMPANY

          The Company is a Pennsylvania corporation which was incorporated by Special Act of the General Assembly of Pennsylvania in 1816. It is the oldest investor-owned water utility in Pennsylvania. The Company is engaged in the business of impounding, purifying and distributing water within its franchised territory, which is located within York County, Pennsylvania. The Company presently operates under the Pennsylvania Business Corporation Law and the Pennsylvania Public Utility Code and is subject to regulation by the Pennsylvania Public Utility Commission (the "PPUC"). The Company has no direct competitors within its area of operations.

          The Company's franchised territory is comprised of approximately 275 square miles and includes portions of the City of York, the Boroughs of Hallam, Jacobus, Jefferson, Loganville, Manchester, Mount Wolf, East Prospect, New Salem, North York, Seven Valleys, West York, York Haven and Yorkana and portions of the Townships of Codorus, East Manchester, Hellam, Jackson, Lower Windsor, Manchester, North Codorus, Spring Garden, Springettsbury, Springfield, West Manchester, Windsor and York. The portion of York County serviced by the Company is located in the south-central part of Pennsylvania, about 80 miles west of Philadelphia, 23 miles south of Harrisburg and 20 miles north of the Maryland border. The population of York County in 1990 was 337,617 according to the U.S. Census Bureau. During the five-year period ended in 1995, the Company maintained increased growth with respect to its customers and the distribution facilities which it has placed into service.

          The address of the Company is 130 East Market Street, York, Pennsylvania 17405-7089, and its telephone number is (717) 845-3601.


                              RECENT DEVELOPMENTS

          The Company's water rates are regulated by the PPUC. Within the past several years the Company has filed written applications for rate increases with the PPUC and has been granted rate relief as the result of such requests. Generally, such requests have been made on an approximate 21 month basis, and relief has been granted within an average of seven months following each such request. The most recent formal rate request was filed by the Company on May 9, 1996, seeking a 9.6% increase in annual revenues (or approximately $1,534,000 in additional annual operating revenues). On August 7, 1996, the Company filed with the PPUC a Joint Petition for Settlement ("Joint Petition"), which was executed by all parties to the proceedings, concerning the Company's proposed increase in rates. The Joint Petition proposes a settlement of all issues in the proceeding and provides for increases in rates designed to produce an increase in annual revenues of $960,000 or approximately 6.0%. The Joint Petition must be approved by the presiding Administrative Law Judge and the PPUC before increased rates may become effective. The Company has requested that the increases in rates be made effective for service on, and after, September 5, 1996, or as soon thereafter as possible.

          During 1995, the Company incurred approximately $5.3 million in capital expenditures and anticipates capital expenditures of approximately $5.4 million for 1996. The Company anticipates satisfying such requirements through internally generated funds, customer advances and short-term borrowings. The receipt of approximately $5.3 million in net proceeds from the sale of Shares pursuant to the exercise of the Subscription Rights, assuming all Shares are purchased pursuant to the Subscription Rights, will be used to repay short-term borrowings. See "Use of Proceeds." For the fiscal years 1997 and 1998, the Company projects approximately $3.7 million and $3.9 million in construction expenditures. In order to meet these projected capital expenditures, the Company anticipates raising funds through internally generated funds, customers' advances, short-term borrowings and proceeds from the issuance of common stock under its employee stock purchase plan and dividend reinvestment plan. As of July 31, 1996, the Company had $5.931 million available for borrowing pursuant to its existing $11 million bank lines of credit.

                            SELECTED FINANCIAL DATA

          The following table sets forth certain selected historical financial information for the Company which has been derived from and should be read in conjunction with, and is qualified in its entirety by, the financial statements of the Company, including the notes thereto, incorporated by reference in this Prospectus. Interim unaudited data for the six month periods ended June 30, 1996 and 1995 reflect, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the periods ended June 30, 1996 and 1995 are not necessarily indicative of results which may be expected for any other period or for the fiscal year as a whole.

                                    Six Months Ended
                                        June 30,                             Year Ended December 31
                                -----------------------    ------------------------------------------------------------
                                   1996         1995         1995         1994         1993         1992         1991
                                -----------  -----------  -----------  -----------  -----------  -----------  -----------
Income Statement Data:
Water operating revenues....... $ 7,546,695  $ 7,532,321  $15,449,296  $14,755,707  $14,201,756  $13,216,692  $13,021,354
Operating expenses.............   4,311,940    4,491,025    9,119,832    8,881,499    8,591,315    7,932,765    7,723,259
Income taxes...................     583,413      629,908    1,419,907    1,055,448    1,285,799      765,278      931,408
Operating income...............   2,651,342    2,411,388    4,909,557    4,818,760    4,324,642    4,518,649    4,366,687
Interest expense...............   1,452,641    1,365,377    2,738,846    2,720,535    3,045,872    2,609,708    2,619,323
Gain on sale of land...........          --           --           --      215,417      842,002           --           --
Other income, net..............      65,550       89,899      141,536      131,036      430,111      259,177      279,004
Net income.....................   1,264,251    1,135,910    2,312,247    2,444,678    2,550,883    2,168,118    2,026,368
Per Common Share Data:
Book value..................... $     34.51  $     33.92  $     34.16  $     33.75  $     33.12  $     32.31  $     30.28
Net income.....................        1.98         1.80         3.66         3.91         4.13         3.71         3.70
Cash dividends declared........        1.80         1.80         3.60         3.60         3.60         3.68         3.68

Number of shares outstanding
   at period-end...............     641,109      633,498      637,374      629,684      621,817      613,889      551,243
Utility Plant:
Original cost.................. $90,594,587  $85,837,539  $88,710,279  $83,642,650  $77,241,368  $71,624,043  $69,108,568

Construction expenditures......   2,011,361    2,276,805    5,256,959    6,629,903    6,040,584    2,777,903    3,568,214
Balance Sheet Data:
Total assets................... $92,216,478  $88,154,280  $90,459,706  $86,967,330  $84,738,162  $80,330,004  $69,613,666

Long-term debt.................  32,000,000   32,000,000   32,000,000   32,000,000   32,000,000   34,966,327   29,531,111


                                USE OF PROCEEDS

          The net proceeds of the offering, assuming the sale of all Shares being offered hereby, are estimated to be approximately $5.321 million, after deducting expenses of the offering estimated to be approximately $75,000. Approximately $5.321 million of such net proceeds will be used to retire short-term debt. If less than $5.321 million is received, the Company will fund its remaining capital expenditure requirements by drawing down additional amounts from its existing bank lines of credit.

                             PLAN OF DISTRIBUTION

The Offering

          The Company is offering non-transferable Subscription Rights to purchase up to a maximum of 80,000 shares of its Common Stock (the Shares) at a subscription price of $67.45 per Share (the "Purchase Price"). The offering of Shares through Subscription Rights (the "Offering") will be made directly by the Company to the Shareholders.

          Each Shareholder of the Company as of the close of business on August 1, 1996 will receive one Subscription Right for every four (4) shares of Common Stock owned as of such date (the "Record Date"). Each Subscription Right entitles the holder thereof to purchase one Share for each Subscription Right, subject to proration in the event Shareholders subscribe for an aggregate of more than 80,000 shares of Common Stock in accordance with the basic subscription procedure set forth herein (the "Basic Subscription Procedure"). Fractional Subscription Rights will not be granted, and Shareholders who would otherwise be entitled to receive a fractional Subscription Right will receive the number of Subscription Rights rounded up or down to the nearest whole Subscription Right. The Basic Subscription Amount to which each Shareholder is entitled is set forth on the pre-printed label on the Subscription Form which accompanies this Prospectus. Beneficial owners of Common Stock held in "street name" should refer to "Exercising Subscription Rights through Brokers and Dealers."

          Subject to the allocation described below, each Subscription Right also carries the right to subscribe at the Purchase Price for additional Shares (the "Oversubscription Privilege"), up to the amount offered hereby. All beneficial holders who exercise the Basic Subscription Right in full will be entitled to exercise the Oversubscription Privilege in accordance with the additional subscription procedure described below in "Exercising the Oversubscription Privilege." Shareholders are under no obligation to exercise any or all of the Subscription Rights which have been granted to them pursuant to the Offering.

Purchase Period

          Shareholders shall have until 5:00 P.M. Eastern Daylight Savings Time ("EDST") on September 16, 1996 (the "Expiration Date") to deliver properly exercised Subscription Rights to the Company, in accordance with the procedure described below in "Basic Subscription Procedure." The Offering will expire at 5:00 P.M. EDST on the Expiration Date, unless extended by the Company. All Subscription Rights which have not been exercised prior to the Expiration Date will terminate and become null and void for all purposes.

Basic Subscription Amount

          Shareholders shall receive one Subscription Right for every four (4) shares of Common Stock which are held as of the Record Date. Subscription Rights will entitle the holders thereof to purchase, at the Purchase Price, one Share for each Subscription Right which is held. However, in the event Shareholders subscribe for an aggregate of more than 80,000 Shares through the exercise of their Basic Subscription Rights, the Company will issue 80,000 shares of Common Stock on a pro rata basis (adjusted by rounding up or down to the nearest whole Share to avoid the issuance of fractional Shares), based upon the number of Subscription Rights validly exercised. For instance, if Shareholder A exercised in full its Basic Subscription Right for 100 Shares and Shareholders subscribed for an aggregate of 100,000 shares of Common Stock, the Company would issue 80 Shares to Shareholder A and 80,000 Shares to all Shareholders.

          The Company will promptly refund to subscribing Shareholders, without interest or deduction, all subscription funds which are not applied against the purchase of Shares due to any such proration of Shares. No fractional Subscription Rights will be granted. Shareholders who would otherwise be entitled to a fractional Subscription Right will receive the number of Subscription Rights rounded up or down to the nearest whole Subscription Right.

Basic Subscription Procedure

          Shareholders may exercise their Subscription Rights by completing and signing the accompanying Subscription Form in accordance with the instructions attached thereto and by mailing or delivering the completed Subscription Form to:

                The York Water Company
                130 East Market Street,
                York, Pennsylvania 17405-7089
                Attention:  Lois L. Shultz, Assistant Secretary

The completed Subscription Form and full payment of the Purchase Price must be received by the Company on or before the Expiration Date in order for Shares to be validly purchased under the Basic Subscription Procedure. Payment of the Purchase Price for all Shares subscribed must be made by personal, certified or cashier's check, or money order, payable to the order of the Company. A return envelope has been provided for the convenience of the Shareholders. The risk of delivery of the Subscription Form and payment of the Purchase Price to the Company shall be borne by the Shareholder exercising Subscription Rights and not by the Company. Shareholders are recommended to use certified or registered mail, return receipt requested, for all returns which are sent by mail.

Oversubscription Privilege

          All Shareholders who have fully purchased the Basic Subscription Amount allotted to them are eligible to purchase, at the Purchase Price, any unsubscribed Shares pursuant to the Oversubscription Privilege. There is no limit on the number of Shares which a Shareholder may subscribe for under the Oversubscription Privilege.

          The only Shares available for additional subscription are those Shares which remain unsubscribed under the Basic Subscription Procedure. If the amount of unsubscribed Shares is insufficient to satisfy all additional subscription requests, the available Shares will be allotted among those Shareholders electing to subscribe for additional Shares on a pro rata basis in proportion, not to the number of Shares requested pursuant to the Oversubscription Privilege, but to the number of Shares each beneficial holder exercising the Oversubscription Privilege has purchased pursuant to Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any
           --------
Shareholder being allocated a greater number of additional Shares than such Shareholder subscribed for pursuant to the exercise of such Shareholder's Oversubscription Privilege, then such holder will be allocated only such number of additional Shares as such Shareholder subscribed for and the remaining additional Shares will be allocated among all other Shareholders exercising the Oversubscription Privilege.

Exercising the Oversubscription Privilege

          Shareholders who purchase the entire Basic Subscription Amounts allotted to them may purchase additional unsubscribed Shares by completing the accompanying Subscription Form in accordance with the instructions described below in "Instructions to Subscription Form." A down payment equal to 10% of the Purchase Price for the additional Shares must be made at the same time payment is made for Shares purchased under the Basic Subscription Procedure. Within five business days after the Expiration Date, the Company will mail to each Shareholder who properly subscribed for additional Shares an invoice which sets forth the exact number of additional Shares which are available for purchase and the exact amount of the balance due from the Shareholder with respect to such additional Shares. Payment for the additional Shares must be made by personal, certified or cashier's check, or money order, payable to the order of the Company and must be received by the Company within 15 business days following the Expiration Date. If the full amount of such balance due has not been received by the Company within such 15-day period, the 10% down payment previously paid by the Shareholder will be returned to such Shareholder, without interest or deduction, and no additional Shares (other than the Shares to be issued under the Basic Subscription Procedure) will be issued to such Shareholder.

          The exact number of additional Shares that will be available will not be determined until the Expiration Date. If the total number of additional subscribed Shares exceeds the total number of unsubscribed Shares which are available, such additional Shares will be allocated on a pro rata basis in proportion, not to the number of Shares requested pursuant to the Oversubscription Privilege, but to the number of Shares each beneficial holder exercising the Oversubscription Privilege has purchased pursuant to Basic Subscription Privilege; provided, however, that if such pro rata allocation
                        --------
results in any Shareholder being allocated a greater number of additional Shares than such Shareholder subscribed for pursuant to the exercise of such Shareholder's Oversubscription Privilege, then such holder will be allocated only such number of additional Shares as such Shareholder subscribed for and the remaining additional Shares will be allocated among all other Shareholders exercising the Oversubscription Privilege. The Company will promptly refund to subscribing Shareholders, without interest or deduction, subscription funds which are not applied against the purchase of additional Shares due to any such proration of Shares.

Exercising Subscription Rights through Brokers and Dealers

          Shareholders, such as broker-dealers, depositories, banks, agents, administrators, trustees or their nominees, who hold shares of Common Stock for the account of others ("Agent Shareholders") should forward this Prospectus to the respective beneficial owners of such shares as of the Record Date (the "Street-Name Holders") as soon as possible to ascertain the Street-Name Holders' intentions and to obtain instructions with respect to their participation in the Offering. Since Street-Name Holders are not holders of record of Common Stock, they will not receive Subscription Forms which set forth the number of Subscription Rights that may be exercised; however, such holders should receive a letter of instruction from their Agent Shareholder which sets forth the number of Shares such holders may subscribe for in the Offering through the Agent Shareholder. The Company will reimburse Agent Shareholders for customary mailing and handling expenses in forwarding copies of this Prospectus. If a Street-Name Holder instructs the Agent Shareholder to purchase Shares in the Offering and forwards proper payment for such Shares, the Agent Shareholder should complete the Subscription Form and remit funds to the Company to effect such purchase.

          Since an Agent Shareholder may be required to process purchase orders on behalf of many Street-Name Holders and may complete and forward its Subscription Form several days prior to the Expiration Date to ensure that Shares are properly purchased, Street-Name Holders should contact their Agent Shareholder well in advance of the Expiration Date to make the necessary arrangements for the purchase of Shares prior to the date the Agent Shareholder completes and forwards the Subscription Form. A Street-Name Holder may only acquire additional shares through the Oversubscription Privilege in the event
(i) such holder properly elects to acquire additional Shares and forwards the appropriate down payment to the Agent Shareholder and (ii) the Agent Shareholder exercises its entire Basic Subscription Amount.

Company's Right to Reject or Waive Defective Subscriptions

          All questions as to the validity of the exercise of any Subscription Rights or as to the time of receipt of the Subscription Form will be determined by the Company, which determination shall be final and binding. The Company, in its sole discretion, reserves the right to waive any defect or irregularity, permit a defect or irregularity to be corrected within such time as it may determine or reject any improper exercise of a Subscription Right. The Company shall not be under any duty to notify any Shareholder of any defects or irregularities in the exercise of Subscription Rights and shall not incur any liability for the failure to give any such notification.

          The risk of nondelivery of the Prospectus, the Subscription Form, the Company's invoice for additional subscription Shares, if any, and any and all payments for subscription amounts due the Company will be borne by the Shareholder who exercises Subscription Rights and not by the Company. No monies paid to the Company will be returned to any Shareholder except if (i) 40,000 Shares are not subscribed for or the Company otherwise terminates the Offering,
(ii) there is a proration of Shares, or (iii) the price of allotted additional Shares is less than the 10% down payment. All monies to be returned by the Company will be mailed promptly without interest or deduction.

Non-Transferability of Subscription Rights

          Subscription Rights may not be sold, transferred, donated, pledged, assigned or otherwise voluntarily or involuntarily disposed of, except that, upon the death of any Shareholder, any outstanding Subscription Rights granted to such Shareholder may be exercised by such Shareholder's duly authorized representative prior to 5:00 P.M., EDST on the Expiration Date. A Shareholder who sells shares of Common Stock after the Record Date will still be entitled to receive Subscription Rights with respect to such Common Stock. Such sale will not constitute a transfer of the Subscription Rights relating to such shares.

Minimum Condition of Offering

          The Offering is conditioned upon the valid exercise of a minimum of 40,000 Subscription Rights prior to the Expiration Date.

Withdrawal Rights of Company

          The Company reserves the absolute right to withdraw from, cancel, modify or terminate the Offering at any time prior to the Expiration Date.

Escrow of Subscription Funds

          Pending the issuance of Shares, all subscription funds will be held in a separate, interest bearing bank account of the Company. In the event the Company withdraws or terminates the Offering for any reason, the subscription funds will be refunded promptly to subscribing Shareholders, without interest or deduction, and the Company will retain the interest earned on such funds, if any.

Irrevocability of Subscriptions

          Once the Company has received an executed Subscription Form, such Subscription Form shall not be revocable by the Shareholder for any reason. Delivery of an executed Subscription Form and the required Purchase Price from a Shareholder to the Company on or before the Expiration Date will constitute a binding agreement between such Shareholder and the Company in accordance with the terms and conditions set forth herein.

Issuance of Shares

          Shareholders are not required to hold Common Stock through the date the Shares are issued in order to exercise Subscription Rights and participate in the Offering. If Shareholders fully subscribe for all Shares through the exercise of their Basic Subscription Rights, certificates for the Shares will be issued by the Company as soon as practicable following the Expiration Date (i.e., September 16, 1996). If Shares remain following the exercise of Basic Subscription Rights, certificates for all Shares will be issued following the exercise period for the Oversubscription Privilege (i.e., as soon as practicable after October 7, 1996). However, in any event, the Company will not issue any Shares prior to September 15, 1996, the anticipated record date for the third quarter Common Stock dividend, and, therefore, the third quarter Common Stock dividend will not be declared and payable for Shares issuable pursuant to the exercise of Subscription Rights. Prior to the issuance of Shares, a Shareholder who elects to exercise Subscription Rights shall not be considered to beneficially own the Shares issuable upon exercise of such Subscription Rights, and such Shares shall not be deemed to be held of record for any purpose. Moreover, prior to any issuance of Shares, the Subscription Rights shall not be deemed to bestow upon Shareholders any voting, dividend or other rights with respect to the Subscription Rights or the Shares underlying such Subscription Rights.

Regulatory Obligations

          The offer and sale of Common Stock pursuant to the Offering is subject to PPUC approval. On August 8, 1996 the PPUC registered a Securities Certificate with respect to the Offering, thereby authorizing the distribution of the Subscription Rights and the issuance of Common Stock.

Federal Income Tax Consequences

          The following is a brief summary of some of the federal income tax consequences relating to the Offering. This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), applicable regulations, judicial decisions and administrative interpretations of law, all of which are subject to change or modification. Any change in the current tax laws may or may not be retroactive. Additionally, state, local or foreign tax laws may have an impact on certain investors. Since the following is only intended as a brief review, Shareholders should consult their own tax advisors with respect to the federal income tax discussion herein, as well as state, local or foreign tax considerations, insofar as the same are applicable to each Shareholder's tax situation.

          For United States federal income tax purposes, receipt of the Subscription Rights pursuant to the Offering should be treated as a nontaxable distribution. A Shareholder will have a zero basis in the Subscription Rights received in the Offering, except that a portion of such Shareholder's basis in the Shares shall be allocated to the Subscription Rights (based on the relative fair market values of the Shares and the Subscription Rights at the time of the distribution) if (i) such Shareholder exercises Subscription Rights and (ii) either (A) such Shareholder elects under Section 307 of the Code to make such an allocation or (B) the fair market value of the Subscription Rights at the time of the distribution equals or exceeds 15% of the fair market value of the Shares at that time.

          Upon exercise of a Subscription Right, a Shareholder will not recognize income, gain or loss. The basis of Shares acquired upon exercise of Subscription Rights will equal the sum of the Purchase Price and such Shareholder's basis, if any, in the Subscription Rights exercised. The holding period for Shares will begin on the date of exercise.

          No loss will be recognized by a Shareholder who receives Subscription Rights in the Offering and allows those Subscription Rights to lapse.


                        DETERMINATION OF OFFERING PRICE

          There is no established trading market for the Company's Common Stock except for sporadic trading in the over-the-counter market. The following table sets forth, for the periods indicated, the high and low bid prices per share as compiled by the National Quotation Bureau, Inc. and the per share quarterly Common Stock dividend declared during the relevant periods. These quotations represent prices between dealers and do not include retail mark-ups, mark-downs or commissions, nor do they represent actual transactions.

                            High      Low    Quarterly Dividend
                           -------  -------  ------------------
1994
   1st Quarter..........   $58      $58               $.90
   2nd Quarter..........    59 1/2   58                .90
   3rd Quarter..........    61       59 1/2            .90
   4th Quarter..........    63       61                .90

1995
   1st Quarter..........   $64 3/4  $63               $.90
   2nd Quarter..........    64 3/4   64 1/4            .90
   3rd Quarter..........    65 1/4   64 1/4            .90


   4th Quarter..........    67 3/4      64 1/4         .90

1996
   1st Quarter..........   $69         $67 7/8        $.90
   2nd Quarter..........    71 3/4      69             .90
   3rd Quarter (through
   July 31, 1996).......    70          69 1/2          --
   -------------            -----       --              --


     In setting the Purchase Price of $67.45, the Board of Directors of the Company determined the average published bid and ask prices for Common Stock for the ten business days preceding the Record Date (the "Recent Market Price") and subtracted a 5% discount from the Recent Market Price. In determining the Recent Market Price, the Board of Directors assumed an ask price of $2.00 above the bid price, in accordance with historic trading patterns, when there was no trading activity for Common Stock. The Board of Directors selected a 5% discount to the Recent Market Price for Common Stock based upon the approximate savings of underwriting fees and third party commissions resulting from the Company's sale of the Shares directly to the Shareholders. Based on these considerations, the Board of Directors concluded that the Purchase Price is fair and reasonable.


                   DESCRIPTION OF THE COMPANY'S COMMON STOCK

     The authorized capital stock of the Company consists of 1,200,000 shares of Common Stock, with a par value of $10.00 per share. As of June 30, 1996, there were 641,109 shares of Common Stock outstanding held by approximately 1,237 shareholders of record. After the Offering, assuming all of the Shares offered hereby are subscribed for and sold, there will be approximately 721,109 shares of Common Stock outstanding.

     Authorized but unissued shares of Common Stock may be issued at any time and from time to time by the Board of Directors of the Company. Each share of Common Stock entitles the holder to one vote, except in the election of directors, where each holder has cumulative voting rights. Cumulative voting rights allow a shareholder to cast as many votes in an election of Directors as shall equal the number of such shareholder's shares multiplied by the number of Directors to be elected, and such shareholder may cast all such votes for a single Director nominee or distribute votes among two or more nominees in such proportion as such shareholder sees fit. The Board of Directors of the Company consists of a total of ten directors, with three separate classes of directors elected every three years to a staggered three-year term of office. As a result of this classification, a greater number of votes is required to elect a director than if the entire Board of Directors were elected at the same time, thus making it more difficult for Shareholders, even with cumulative voting rights, to obtain board representation in proportion to their shareholdings.

     All shares of Common Stock are entitled to participate pro rata in such dividends as may be declared by the Board of Directors out of funds legally available therefor. Subject to the prior rights of creditors, all shares of Common Stock are entitled in the event of liquidation to participate ratably in the distribution of all the remaining assets of the Company.

     Certain of the Company's trust indentures and agreements relating to its outstanding indebtedness impose restrictions upon the payment of Common Stock dividends. In general, these restrictive provisions prohibit the payment of Common Stock dividends when cumulative dividend payments, over a specified period of time, exceed cumulative net income, over the same period, plus, in certain cases, a specified base amount. In view of the Company's historic net income, management believes that these contractual provisions should not have any direct, adverse impact on the Company's Common Stock dividend. Notwithstanding these contractual provisions, the Board of Directors of the Company periodically considers a variety of factors in evaluating the Company's Common Stock dividend rate. The continued maintenance of the current Common Stock dividend rate will be dependent upon (i) the Company's success in financing future capital expenditure requirements through debt and equity issuances, (ii) the Company's success in obtaining pending and future rate increases from the PPUC, (iii) future interest rates, and (iv) other events or circumstances which could have an effect on operating results.

     All outstanding shares of Common Stock are, and upon issuance as set forth herein the Shares being sold by the Company will be, duly authorized, validly issued, fully paid and non-assessable. There are no preemptive rights applicable to any shares of Common Stock.

     The Company is subject to the Pennsylvania Business Corporation Law (the "BCL"), which contains several provisions which may deter, or make more difficult, attempts to acquire control of the Company. The general effect of these provisions, which may in certain circumstances be waived by the shareholders or the Board of Directors of the Company, are described in summary fashion below.

     Subchapter 25E of the BCL provides generally that, if the Company were involved in a "control transaction," shareholders of the Company would have the right to demand payment of the fair value of the shares from a "controlling person or group." For purposes of Subchapter 25E, a "controlling person or group" is a person or group of persons acting in concert that, through voting shares, has voting power over at least 20% of the votes which shareholders of the Company would be entitled to cast in the election of directors. A control transaction arises, in general, when a person or group acquires the status of a controlling person or group. Upon the occurrence of a control transaction, the controlling person or group must give prompt notice to each shareholder of record of the Company and to the Court of Common Pleas in York County, Pennsylvania. Shareholders, other than the controlling person or group, would thereupon be entitled to demand that the controlling person or group pay them the "fair value" of their shares. The fair value for this purpose may not be less than the highest price paid per share by the controlling person or group at any time during the 90 day period ending on and including the date on which the controlling person or group became such, plus an increment representing any value which may not be reflected in such price including, without limitation, value payable for the acquisition of control.

     In general, Subchapter 25F of the BCL delays for five years and imposes conditions upon "business combinations" between an "interested shareholder" and the Company. The term "business combination" is defined broadly to include various merger, consolidation, division, exchange or sale transactions, including transactions utilizing the Company's assets for purchase price amortization or refinancing purposes. An "interested shareholder," in general, would be a beneficial owner of at least 20% of the Company's voting shares.

     In general, Subchapter 25G of the BCL suspends the voting rights of the "control shares" of a shareholder that acquires for the first time 20% or more, 33-1/3% or more, or 50% or more of the Company's shares entitled to be voted in an election of directors. "Control shares" are defined generally to include shares acquired which result in ownership in excess of any of the above-specified percentages, plus shares acquired (i) within 180 days of such acquisitions or (ii) with the intention of effecting such acquisitions. The voting rights of the control shares generally remain suspended until such time as the "disinterested" shareholders of the Company vote to restore the voting power of the acquiring shareholder. Failure to obtain such approval exposes the owner to the risk of forced sale of the shares to the Company.

     Subchapter 25H of the BCL provides in certain circumstances for the recovery by the Company of profits made upon the sale of Common Stock by a "controlling person or group" if the sale occurs within 18 months after the controlling person or group became such and the Common Stock was acquired during such 18 month period or within 24 months prior thereto. For purposes of Subchapter 25H, a "controlling person or group," in general, is a person or group that (i) has acquired, (ii) offered to acquire, or (iii) publicly disclosed or caused to be disclosed an intention to acquire voting power over shares that would entitle such person or group to cast at least 20% of the votes that shareholders of the Company would be entitled to cast in the election of directors.

     Subchapters 25E-25H contain a wide variety of transactional and status exemptions, exclusions and safe harbors. The foregoing description of Subchapters 25E-25H of the BCL does not purport to be a complete or a definitive explanation of the BCL's application to transactions in the Company's securities or related circumstances that may arise in the future.

     Corporations and persons owning or holding directly or indirectly five percent or more of the Common Stock are "affiliated interests" of the Company under the Pennsylvania Public Utility Code. PPUC approval is required for contracts or arrangements providing for the furnishing of management, supervisory, construction, engineering, accounting, legal, financial or similar services and contracts or arrangements for the purchase, sale, lease or exchange of any property, right or thing or for the furnishing of any service, property, right or thing other than those above enumerated, made or entered into between the Company and any affiliated interest. In addition, PPUC approval would be required before any person could acquire 20% or more of the outstanding common stock of the Company.


                                 LEGAL OPINION

     The validity of the Shares offered hereby will be passed upon for the Company by Morgan, Lewis & Bockius LLP, 417 Walnut Street, Harrisburg, Pennsylvania 17101-1904.


                                    EXPERTS

     The financial statements and schedule of the Company as of December 31, 1995 and 1994, and for each of the years in the three-year period ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1993 financial statements refers to a change in the method of accounting for income taxes.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     Certain documents previously filed by the Company with the SEC pursuant to the Exchange Act are hereby incorporated by reference in this Prospectus as follows:

          (1) the Annual Report on Form 10-K for the year ended December 31, 1995; and

          (2) the Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering of the Shares shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus should be read in conjunction with, and is qualified in its entirety by, the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference, except to the extent set forth in the immediately preceding statement.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above (not including exhibits thereto, unless such exhibits are specifically incorporated by reference therein). Written or telephone requests should be directed to: Lois L. Shultz, Assistant Secretary, The York Water Company, 130 East Market Street, York, Pennsylvania 17405-7089, telephone number (717) 845-3601.

                               SUBSCRIPTION FORM

                                      for

                             Shares of Common Stock


                             THE YORK WATER COMPANY

TO:  The York Water Company
     130 East Market Street
     York, Pennsylvania 17405-7089


                     GENERAL PROVISIONS APPLICABLE TO BASIC
               SUBSCRIPTION AMOUNT AND OVERSUBSCRIPTION PRIVILEGE

     The undersigned shareholder (the "Shareholder") of The York Water Company (the "Company") hereby acknowledges and agrees to the following provisions:

     1. The number of Shares that may be acquired upon the exercise of Subscription Rights granted to the Shareholder ("Subscription Shares") is set forth on the label above PART A of the Subscription Form.

     2. The Shareholder may purchase the Subscription Shares allotted, subject to proration as described in "Basic Subscription Amount" of the accompanying Prospectus.

     3. The Shareholder may purchase Shares at a purchase price of $67.45 per Share.

     4. The Company reserves the right to reject any defective subscriptions to purchase Shares.

     5. The obligation of the Company to issue Shares to the Shareholder in accordance with this Subscription Form is subject to the Company's timely receipt of the required Purchase Price for the Shares, in accordance within the instructions set forth herein, by personal, certified or cashier's check, or money order, payable to the order of the Company.

     6. The Company's obligation to issue Shares to the Shareholder is further conditioned upon the subscription of a minimum of 40,000 Shares, unless such condition is waived by the Company, and the right of the Company to modify or terminate the Offering at any time.

     7. Certificates for Shares shall be issued to the Shareholder by the Company as soon as practicable (i) following September 16, 1996 if the Offering is fully subscribed through the Shareholders' exercise of their Basic Subscription Rights or (ii) following October 7, 1996 if Shares remaining after the exercise of Basic Subscription Rights are offered pursuant to the Oversubscription Privilege.

     8. Shareholders who exercise Subscription Rights are not obligated to hold shares of Common Stock continuously through the date the Shares are issued (as described in paragraph 7 above) in order to receive Shares pursuant to the exercise of the Subscription Rights.

     9. The Subscription Rights granted hereunder may not be sold, transferred, assigned, pledged, donated or in any way disposed of by the Shareholder.

     10. The Shareholder is not obligated to exercise any or all of the Subscription Rights which have been granted hereunder.

     11. The Company's Offering will expire at 5:00 P.M. EDST on September 16, 1996 unless otherwise extended by the Company.

     12. The Subscription Form, once executed and delivered to the Company hereunder, shall not be revocable by the Shareholder.

     13. All capitalized terms used herein which have not been defined shall have the same meanings ascribed to them in this Prospectus.

                               SUBSCRIPTION FORM

                                      for

                             Shares of Common Stock


                             THE YORK WATER COMPANY

To:  The York Water Company
     130 East Market Street
     York, Pennsylvania  17405-7089



PART A.  BASIC SUBSCRIPTION AMOUNT

Shares Eligible For Purchase Upon Exercise of Subscription
Rights, as Allotted to Shareholder ("Subscription Shares"):
                                                                  -------------------------------------------------------------
                                                                                                  (as specified on above label)

     Subscription Shares  Purchase Price                    Payment to Company
     -------------------  --------------                    ------------------

                            x  $67.45 per share    =        $
            --------           ------                         -----------------------------------


PART B.  OVERSUBSCRIPTION PRIVILEGE

     Subscription Shares  Down Payment
     -------------------  ------------

                    *       x  $67.45 per share x 10%  =    $
            --------           ------                        ------------------------------------

                                 TOTAL PAYMENT ENCLOSED     $
                                                             ==================================== **



- -------------

   * Prior to the purchase of any additional Shares under PART B, the Shareholder is obligated to purchase the maximum amount of Subscription Shares allotted under PART A. There is no limit on the number of additional Shares which can be subscribed for in PART B.

   ** Include the entire Purchase Price for Subscription Shares purchased under PART A and the 10% down payment of the Purchase Price for Subscription Shares purchased, if any, under PART B. The balance of the Purchase Price for PART B Subscription Shares will be invoiced by the

               Company. The Company will not be responsible for failure of delivery or receipt of any documents or payments relating in any manner to the subscription procedure. The Company recommends that you use hand delivery or certified or registered mail with return receipt requested.


PART C.  SHAREHOLDER'S SIGNATURE, ADDRESS AND DATE

Shareholder's Name
                  ---------------------------------------------
                        (please print)

Shareholder's Address
                     ------------------------------------------

Telephone (    )              Date
           ----  -------------    -----------------------------

Shareholder's Signature
                       ----------------------------------------



PRIOR TO THE ISSUANCE OF COMMON STOCK PURSUANT TO THE EXERCISE OF SUBSCRIPTION RIGHTS IN THE OFFERING, THE SUBSCRIPTION RIGHTS SHALL NOT BE DEEMED TO BESTOW UPON SHAREHOLDERS VOTING RIGHTS, DIVIDEND RIGHTS OR OTHER RIGHTS WITH RESPECT TO THE SUBSCRIPTION RIGHTS OR THE COMMON STOCK SUBJECT TO THE SUBSCRIPTION RIGHTS.

                       INSTRUCTIONS TO SUBSCRIPTION FORM


          1. If you wish to purchase all or part of your BASIC SUBSCRIPTION AMOUNT, complete PART A and PART C of the SUBSCRIPTION FORM which accompanies this Prospectus and return it together with proper payment to the Company.

          2. If you wish to purchase all of your BASIC SUBSCRIPTION AMOUNT in PART A as well as all or part of any available OVERSUBSCRIPTION PRIVILEGE in PART B, complete PART A, PART B and PART C of the SUBSCRIPTION FORM and return it together with proper payment to the Company. An example of a partially completed Subscription Form with Shares and dollar amounts inserted is set forth immediately hereafter in this Prospectus.


                              GENERAL INSTRUCTIONS

          The total number of Shares you may acquire in the Basic Subscription is printed on the pre-printed label on the SUBSCRIPTION FORM which accompanies this Prospectus. One Subscription Right and the full $67.45 Purchase Price per Share are required for each Share you subscribe for under PART A, together with the 10% down payment for any subscribed Shares under PART B. Only if you have purchased the maximum number of Shares available to you under PART A of the SUBSCRIPTION FORM, may you also subscribe to purchase additional Shares under PART B. There is no limit on the number of additional Shares which can be subscribed for in PART B. If sufficient Shares are not available to satisfy completely all requests for Shares under PART A or PART B, a pro rata allotment, as described in the Prospectus, will be used to apportion the available Shares among all Shareholders electing to purchase Shares under PART A or additional Shares under PART B, with any fractional allotted Shares being rounded up or down to the nearest whole Share. Subscription Rights may not be transferred or sold by the Shareholder. Please send your completed SUBSCRIPTION FORM and required payment in the enclosed return envelope to:

                             THE YORK WATER COMPANY
                             130 East Market Street
                              York, PA 17405-7089
                Attention:  Lois L. Shultz, Assistant Secretary

To be effective, your completed SUBSCRIPTION FORM and required payment must be received by the Company on or before 5:00 P.M. EDST on September 16, 1996.

          INSTRUCTIONS FOR PART A - If you wish to subscribe under the Basic Subscription Procedure for all or part of the number of Shares allotted to you, as set forth on the pre-printed label on the SUBSCRIPTION FORM which accompanies this Prospectus, please complete PART A of the SUBSCRIPTION FORM as follows:

          (1) Enter in PART A the number of Shares you desire to purchase (up to but not in excess of the number of Shares shown on the label).

          (2) Multiply the number of Shares you desire to purchase by the Purchase Price of $67.45 per Share and enter the resulting amount in the Payment to Company column in PART A.

          (3) If you are not subscribing for additional Shares under PART B, enter the total amount shown for PART A on the TOTAL PAYMENT ENCLOSED line of PART B, complete all portions of PART C of the SUBSCRIPTION FORM and return your SUBSCRIPTION FORM and a personal, certified or cashier's check, or money order, in the correct amount to the Company's office in the enclosed envelope by hand delivery or by mail with postage prepaid by you.

          INSTRUCTIONS FOR PART B - If you wish to subscribe for additional Shares under the Oversubscription Privilege and have subscribed for the maximum number of Shares allotted to you under PART A of the SUBSCRIPTION FORM, please complete PART B of the SUBSCRIPTION FORM as follows:

                  (1) Enter on PART B the number of additional Shares you wish to purchase. There is no limit on the number of additional Shares which can be subscribed for in PART B.

                  (2) Multiply that number of Shares by the Purchase Price of $67.45 per Share and enter 10% of the resulting Purchase Price in the Payment to Company column for PART B.

                  (3) Enter in the TOTAL PAYMENT ENCLOSED line of PART B the total of the amounts of Payments to Company shown in PARTS A and B, complete all portions of PART C of the SUBSCRIPTION FORM and return your SUBSCRIPTION FORM and a personal, certified or cashier's check, or money order, in the correct amount to the Company's office in the enclosed envelope by hand delivery or by mail with postage prepaid by you .

                  (4) Within five business days following the Expiration Date, the Company will mail to each Shareholder who has subscribed to purchase additional Shares under PART B an invoice which sets forth the exact number of additional Shares which are available for purchase and the exact amount of the balance due from the Shareholder with respect to such additional Shares. Payment for the balance of any additional Shares purchased must be received by the Company within 15 business days following the Expiration Date in order for such subscription to be valid. If the full amount of the balance due has not been received by the Company within this 15-day period, the 10% down payment previously paid by such Shareholder shall be refunded in full and no additional Shares will be issued to such subscribing Shareholder.

          INSTRUCTIONS FOR PART C - Print your name, address, telephone number and date in PART C. The signature of the Shareholder must also appear in PART
C. The SUBSCRIPTION FORM with the signature of one of multiple owners will be acceptable to the Company. However, if the SUBSCRIPTION FORM is signed and executed by an attorney, executor, administrator, guardian or other fiduciary, or by an officer of a corporation, and the Subscription Rights are not granted in such manner, the person so executing must give his or her full title in such capacity.

               SUBSCRIPTION FORMS received for subscriptions with less than the correct payments will be returned to the senders.

                   SAMPLE -- FOR ILLUSTRATION PURPOSES ONLY


                                  Example of

                               SUBSCRIPTION FORM

                                      for

                            Shares of Common Stock

                            THE YORK WATER COMPANY

To:    The York Water Company
       130 East Market Street
       York, Pennsylvania  17405-7089


               1234567   SUBSCRIPTION SHARES:  10

               JOHN DOE & JANE DOE TEN ENT
               123 MAIN STREET
               ANYTOWN, PA  00000


PART A.  BASIC SUBSCRIPTION AMOUNT

Shares Eligible for Purchase Upon Exercise of Subscription
Rights, as Allotted to Shareholder ("Subscription Shares"):
                                                           -------------
                                                           (as specified
                                                           on above label)


     Subscription Shares  Purchase Price              Payment to Company
     -------------------  --------------              ------------------

          10      x       $67.45 per share  =                    $674.50
       --------           ------                                 -------


PART B.  OVERSUBSCRIPTION PRIVILEGE

     Subscription Shares  Down Payment
     -------------------  ------------

          15   *  x       $67.45 per share x 10% =               $101.18
       --------           ------                                 -------

                    TOTAL PAYMENT ENCLOSED                       $775.68**
                                                                 =======
________________

  * Prior to the purchase of any additional Shares under PART B, the Shareholder is obligated to purchase the maximum amount of Subscription Shares allotted under PART A. There is no limit on the number of additional Shares which can be subscribed for in PART B.

  ** Include the entire Purchase Price for Subscription Shares purchased under PART A and the 10% down payment of the Purchase Price for Subscription Shares purchased, if any, under PART B. The balance of the Purchase Price for PART B Subscription Shares will be invoiced by the Company. The Company will not be responsible for failure of delivery or receipt of any documents or payments relating in any manner to the subscription procedure. The Company recommends that you use hand delivery or certified or registered mail with return receipt requested.

                            (Continued on next page)

PART C.  SHAREHOLDER'S SIGNATURE, ADDRESS AND DATE

Shareholder's Name_____________________________
                         (please print)

Shareholder's Address__________________________

Telephone (___) ________ Date__________________

Shareholder's Signature________________________



PRIOR TO THE ISSUANCE OF COMMON STOCK PURSUANT TO THE EXERCISE OF SUBSCRIPTION RIGHTS IN THE OFFERING, THE SUBSCRIPTION RIGHTS SHALL NOT BE DEEMED TO BESTOW UPON SHAREHOLDERS VOTING RIGHTS, DIVIDEND RIGHTS OR OTHER RIGHTS WITH RESPECT TO THE SUBSCRIPTION RIGHTS OR THE COMMON STOCK SUBJECT TO THE SUBSCRIPTION RIGHTS.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

          The estimated fees and expenses in connection with the issuance and distribution of the Shares being registered hereunder will be paid by the Registrant and are as follows:


          Registration fee..............   $ 1,945
          Printing and engraving........    10,000
          Blue Sky fees and expenses....     5,000
          Accounting fees and expenses..    15,000
          Legal fees and expenses.......    40,000
          Miscellaneous.................     3,055
                                           -------
           Total Expenses...............   $75,000
                                           =======

Item 15.  Indemnification of Directors and Officers.

          Sections 1741 and 1742 of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), provide that a business corporation may indemnify directors and officers against liabilities they may incur as such if the particular person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In general, the power to indemnify under these sections does not exist in the case of actions against a director or officer by or in the right of the corporation if the person otherwise entitled to indemnification shall have been adjudged to be liable to the corporation unless it is judicially determined that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnification for specified expenses. The corporation is required to indemnify directors and officers against expenses they may incur in defending such actions against them in such capacities if they are successful on the merits or otherwise in defense of such actions.

          Section 1713 of the BCL permits the shareholders to adopt a bylaw provision relieving a director (but not an officer) of personal liability for monetary damages except where (i) the director has breached the applicable standard of care, and (ii) such conduct constitutes self-dealing, willful misconduct or recklessness. The statute provides that a director may not be relieved of liability for the payment of taxes pursuant to any federal, state or local law or responsibility under a criminal statute. Article X of the Company's Bylaws limit the liability of any director of the Company to the fullest extent permitted by Section 1713 of the BCL.

          Section 1746 of the BCL grants a corporation broad authority to indemnify its directors, officers and other agents for liabilities and expenses incurred in such capacity, except in circumstances where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. Pursuant to Section 1746 of the BCL, Article X of the Company's Bylaws provides for indemnification of directors, officers and other agents of the Company to the extent otherwise permitted by Section 1741 of the BCL and also in circumstances not otherwise permitted by Sections 1741 and 1742 of the BCL.

          Article X of the Company's Bylaws provides, except as expressly prohibited by law, a right to indemnification for expenses and certain liabilities paid or incurred by any director or officer of the Company, or any other person designated by the Board of Directors as an indemnified representative, in connection with any actual or threatened claim, action, suit or proceeding (including derivative suits) in which he or she may be involved by reason of being or having been a director, officer, employee or agent of the Company, or at the request of the company, of another corporation, partnership, joint venture, trust, employee benefit plan or other entity. The

Bylaws specifically authorize indemnification against both judgments and amounts paid in settlement of derivative suits, unlike Section 1742 of the BCL which authorizes indemnification only of expenses incurred in defending a derivative action.

          Unlike the provisions of BCL Sections 1741 and 1742, Article X does not require the Company to determine the availability of indemnification by the procedures or the standard of conduct specified in Sections 1741 and 1742 of the BCL. A person who has incurred an indemnifiable expense or liability has a right to be indemnified independent of any procedures or determinations that otherwise would be required, and that right is enforceable against the Company as long as indemnification is not prohibited by law or the Company's Bylaws.

          Article X of the Company's Bylaws authorize the Company to further effect or secure its indemnification obligations by entering into indemnification agreements and purchasing and maintaining insurance.

          The Registrant has purchased officers' and directors' liability insurance which covers certain liabilities incurred by its officers and directors in connection with the performance of their duties, subject to the limitations of such policy.


Item 16.  List of Exhibits.



                                                   Incorporated by
Exhibit        Description of                        Reference to
  No.             Exhibits                        -----------------
- -------        --------------


4.1*     Amended and Restated Articles of
         Incorporation of the Registrant

4.2*     By-Laws, as amended, of the
         Registrant

4.3      Optional Dividend Reinvestment      Incorporated herein by reference.
         Plan.............................   Filed previously with the
                                             Securities and Exchange Commission
                                             as the Company's Form S-3 dated
                                             November 20, 1982 (File No. 2-80547).


4.4      Employees' Stock Purchase Plan      Incorporated herein by reference.  Filed
         Dated November 28, 1988..........   previously with the Securities and
                                             Exchange Commission as an exhibit to the
                                             Company's Registration Statement Form S-8
                                             (File No. 33-26180) dated December 19,
                                             1988.

4.5      Note Agreement Relative to the      Incorporated herein by reference.  Filed
         $6,000,000 10.17% Senior Notes,     previously with the Securities and
         Series A and $5,000,000 9.60%       Exchange Commission as Exhibit 4.5 to the
         Senior Notes, Series B dated        Company's 1989 Form 10-K.
         January 2, 1989..................

4.6      Note Agreement Relative to the      Incorporated herein by reference.  Filed
         $6,500,000 10.05% Senior Notes,     previously with the Securities and
         Series C dated August 15, 1990...   Exchange Commission as Exhibit 4.6 to the
                                             Company's 1990 Form 10-K.


                                                   Incorporated by
Exhibit        Description of                        Reference to
  No.             Exhibits                        -----------------
- -------        --------------

4.7      Note Agreement Relative to the      Incorporated herein by reference.  Filed
         $7,500,000 8.43% Senior Notes,      previously with the Securities and
         Series D dated December 15, 1992    Exchange Commission as Exhibit 4.7 to the
                                             Company's 1992 Form 10-K.

4.8      Fourth Supplemental Acquisition,    Incorporated herein by reference.  Filed
         Financing and Sale Agreement        previously with the Securities and
         Relative to the $2,700,000 4.75%    Exchange Commission as Exhibit 4.8 to the
         Water Facilities Revenue            Company's Quarterly Report Form 10-Q for
         Refunding Bonds dated February 1,   the quarter ended June 30, 1994.
         1994.............................

4.9      Fifth Supplemental Acquisition,     Incorporated herein by reference.  Filed
         Financing and Sale Agreement        previously with the Securities and
         Relative to the $4,300,000 5%       Exchange Commission as Exhibit 4.9 to the
         Water Facilities Revenue            Company's Quarterly Report Form 10-Q for
         Refunding Bonds date                the quarter ended September 30, 1995.
         October 1, 1995..................

5.1*     Opinion of Morgan, Lewis &
         Bockius LLP

23.1     Consent of Morgan, Lewis & Bockius
         (contained in their opinion to be
         filed as Exhibit 5.1 to the
         Registration Statement)

23.2**   Consent of KPMG Peat Marwick LLP


24.1*    Powers of Attorney included on
         the signature page of original
         registration statement
- ------------------

   *     Previously filed.
   -----------------------
   **   Filed herewith.
- ------
Item 17.  Undertakings.


  (a)  The undersigned registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that subparagraphs (a)(1)(i) and (a)(1)(ii) of this
        --------  -------
section do not apply if the information required to be included in a post-effective amendment by those subparagraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of York, Pennsylvania, on August 8, 1996.

                                          THE YORK WATER COMPANY



                                          By  /s/  William T. Morris
                                          ------------------------------------
                                          William T. Morris
                                          President, Chief Executive Officer
                                          and Director




       Signature                        Title                           Date
       ---------                        -----                           ----
/s/William T. Morris            President, Chief Executive          August 8, 1996
- -------------------------       Officer and Director
    William T. Morris           (Principal Executive
                                and Financial Officer)

/s/Jeffrey S. Osman             Vice President of Finance,          August 8, 1996
- -------------------------       Secretary and Treasurer
    Jeffrey S. Osman            (Principal Accounting Officer)

         *                      Vice Chairman of the Board          August 8, 1996
- -------------------------       and Director
   Horace Keesey, III

         *                      Chairman of the Board               August 8, 1996
- -------------------------       and Director
   Irvin S. Naylor

         *                      Director                            August 8, 1996
- -------------------------
   Michael W. Gang

         *                      Director                            August 8, 1996
- -------------------------
   Josephine S. Appell



         *                      Director                          August 8, 1996
- -------------------------
   Paul W. Ware

         *                      Director                          August 8, 1996
- -------------------------
   Frank Motter

         *                      Director                          August 8, 1996
- -------------------------
   George Hay Kain, III

         *                      Director                          August 8, 1996
- -------------------------
   Chloe' Eichelberger

         *                      Director                          August 8, 1996
- -------------------------
   John L. Finlayson


*By:/s/  William T. Morris
    -----------------------------
      William T. Morris
      Attorney-in-fact